Mr Mike Scrutton
43 Marine Drive
Rhyl
Denbighsire
LL18 3AY

                                                             15th December 2005



Attention: Mike Scrutton


Dear Mike,



Index Oil & Gas Ltd. ("the Company")

1) This letter is in regard to your remuneration as a Non Executive Director of the Company and is an amendment to the letter sent to you dated 1st September 2005.

2) Your appointment as a Non Executive Director, under the terms the letter dated 1st September 2005 continue in effect except as amended herein. This amended appointment letter is effective from the later of the 1st January or the date a finalised merger with or sale of the Company to a stock market listed company and is subject to the provisions of the Articles of Association of the Company and the general law. The continuance of your directorship will be subject to approval by shareholders at the next Annual General Meeting and you will be liable to retire by rotation every three years subject to possible re-election. Your appointment may be terminated by either party serving upon the other party three month's written notice (subject to paragraph 4 below). For the avoidance of doubt, should you be guilty of any serious misconduct or neglect in relation to your duties, your engagement may be terminated without notice or any payment in compensation for loss of office.

3) As an alternative to serving notice pursuant to paragraph 2, the Company may, in its absolute discretion, terminate your engagement without prior notice and make a payment in compensation for loss of office equal to the fees which you would otherwise have received during your notice period. In addition, once notice has been given, either by the Company or by you, the Company may, in its absolute discretion, at any time during such notice terminate your engagement and make a payment in compensation for loss of office equal to the fees which you would otherwise have received during the unexpired period of your notice.

4) The Company will pay you a Director's Fee for the period starting from the later of the 1st January or the date a finalised merger with or sale of the Company to a stock market listed company until your appointment is terminated. The Fee has been set at the rate of (pound)600 per month based on 2 day worked every month. The Company will review this rate by 15 July 2006 and thereafter annually on the same date or sooner as may be decided by the Remuneration Committee. Payment of Fees for the period shall be paid monthly in arrears and will be subject to incone tax and National Health Insurance deductions.

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5)   In  addition,  pursuant  to the  Company's  stock  plans,  upon a change of control of the Company (as defined below):

     [i] All outstanding options and stock appreciation rights that are not vested and exercisable become fully vested and exercisable;

     [ii] The restrictions on any outstanding restricted stock lapse and

     [iii] If any performance-based restricted stock awards are outstanding, they become fully vested and the performance goals are deemed to be earned unless otherwise provided in the participant's award agreement.

6) For purposes of this change of control clause and the Company's stock plans, a change of control is generally defined as:

     (a) Any individual, entity or group acquiring beneficial ownership of 30% or more of either the outstanding shares of the Company's common stock or the combined voting power of the outstanding voting securities of the Company entitled to vote generally for the election of directors;

     (b) Approval by the Company's stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless following the business combination

          (i) all or substantially all of the beneficial owners of the Company's outstanding common stock prior to the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

          (ii) no person, entity or group owns 30% or more of the outstanding voting securities of the corporation resulting from the business combination; and

          (iii) at least a majority of the board of the corporation resulting from the business combination were members of the Company's Board prior to the business combination; or

     (c) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

All other terms regarding your remuneration as contained in the letter dated 1st September 2005 in force and are unchanged. Please would you confirm your acceptance of the above by signing and returning the attached duplicate copy of this letter.


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Yours sincerely



Daniel L Murphy for and on behalf of Index Oil & Gas Ltd.


I hereby accept and confirm my agreement to the terms as set out in this letter.


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Date


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